Exhibit 99.2

February 8, 2023

Dear _________,

Re: Repricing of Options

We are happy to inform you, that on December 15, 2022, the Board of Directors of PolyPid Ltd. (“Company”) resolved to reduce the exercise price of the outstanding options previously issued to you, bearing an exercise price higher than $4.50 (the “Options”) to $0.769 (the “Resolution”), subject to your approval, as detailed in the table under your consent below (the “Repricing”).

All other terms of the Options which were granted to you as part of the “PolyPid Ltd. 2012 Share Option Plan U.S. Option Agreement” (the “Option Agreement”) will remain unchanged.

Should you wish to participate in the Repricing, please check the relevant box below referring to the Option grant(s) you wish to include in the Repricing.

Sincerely Yours,

PolyPid Ltd.

Consent:

I, the undersigned, have read the above notice and declare that I understand and agree to the aforesaid. I understand the Repricing tax implications and will have no claims and complains towards PolyPid Ltd., its subsidiaries, successors, agents and representative with respect to this notice, the Repricing, the Options and its taxation.

I would like the Repricing to apply to the following grants of Options:

Check the Box	Date of Grant	Granted Options	Exercise Price	Currency:
☐				US $
☐				US $
☐				US $

Name	Date